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                                                                     Exhibit(l)




                                             November 5, 1993




WSIS Series Trust
787 Seventh Avenue
New York, New York  10019


Ladies and Gentlemen:

         In connection with your sale to us today of 10,000 shares of beneficial interest (the "Shares") in WSIS Series Trust (the "Fund"), we understand that:
(i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale's being exempt under Section 4(2) of the Act as not involving any public offering; and
(iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

         This letter is intended to take effect as an instrument under seal, shall be construed under the laws of The Commonwealth of Massachusetts, and is delivered at New York, New York, as of the date written above.



                                    Very truly yours,


                                    WERTHEIM, SCHRODER INVESTMENT SERVICES, INC.


                                    By: /s/ E. William Smethurst, Jr.
                                        ----------------------------------------
                                        E. William Smethurst, Jr.